Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact Information:

Grant Ventures, Inc.	The Trout Group
Stan Yakatan	Brian Korb
Chief Executive Officer	212-477-9007 x23
(310) 374-0808

Grant Ventures, Inc. Announces Completion of Acquisition of Impact Diagnostics, Inc.

SALT LAKE CITY, UT – August 2, 2004 – Grant Ventures, Inc. (OTC Bulletin Board: GRTV.OB) announced today that it has completed its acquisition of privately-held Impact Diagnostics, Inc. through a merger transaction with one of the Company’s subsidiaries.

In connection with the merger Grant Ventures sold 1,144,414 units, at a purchase price of $0.9175 per unit ($0.1835 per share) in a private financing that resulted in gross proceeds to the Company of $1.05 million.  Each unit is comprised of five shares of Grant Ventures common stock and a warrant to purchase one share of Grant Ventures common stock at an exercise price of $0.18 per share.  The Company may sell additional units, on substantially the same terms, as part of the private financing.

As a result of the Merger and the related private financing and assuming the exercise of all outstanding warrants and options, the former security holders of Impact Diagnostics own approximately 67.8% of the shares of the Company following the Merger and the holders of Grant Ventures common stock as of July 29, 2004 own approximately 9.9% of the shares of common stock after the Merger.  The investors who purchased units in the private financing and the Company’s financial advisors own approximately 15.7% of the shares of common stock of the Company following the Merger.

“We are very excited the acquisition is now complete,” Stan Yakatan, Chief Executive Officer of Grant Ventures, stated.  “We plan to move forward quickly on the continued development of a diagnostic test for cervical cancer.  Cervical cancer is a disease that kills 300,000 women annually and the Company is looking to improve on the standard of women’s health.”

Following completion of the Merger, Stan Yakatan who was the CEO of Impact Diagnostics, was appointed Chief Executive Officer and President of the Company.  John Wilson was appointed as CFO and Michael Ahlin and Dr. Mark Rosenfeld were appointed as Vice-Presidents of the Company.  They held the same positions with Impact Diagnostics prior to the Merger.

Also as part of the Merger, Stan Yakatan, Michael Ahlin, Jack Levine, Eric Wilkerson, Kevin Crow and Mark Rosenfeld were appointed to the Board of Directors of the Company and Pete Wells and Geoff Williams resigned from the Company’s board. The securities sold by the Company in the private financing were not registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exception from the registration requirements.  The Company agreed to file a registration statement with the Securities and Exchange Commission by September 28, 2004 to register the resale of the shares sold in the private financing.

About Grant Ventures, Inc.

Grant Ventures develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of–care test which is expected to cost less than other tests currently used.  The diagnostic assay developed by the Company has clinical validation with a large number of patients indicating superior sensitivity and specificity in detecting cervical cancer, a disease that kills 300,000 women annually.  Currently there are more than 120 million cervical diagnostics tests administered annually in the US and Europe.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements.  By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission.